Exhibit 99.1

ZAZA ENERGY CORPORATION 1301 MCKINNEY STREET SUITE 3000 HOUSTON, TX 77010

NEWS    RELEASE

ZAZA ENERGY ANNOUNCES MANAGEMENT APPOINTMENTS

Ian H. Fay Appointed Chief Financial Officer

John E. Hearn, Jr. Appointed Chief Operating Officer

HOUSTON — August 13, 2012 — ZaZa Energy Corporation (“the Company” or “ZaZa”) (NASDAQ: ZAZA) announced today that its Board of Directors has appointed Ian H. Fay as Chief Financial Officer, replacing interim CFO Charles Campise, effective immediately.  Mr. Fay is a Founding Partner at Odin Advisors LLC, an energy-focused financial advisory firm.  ZaZa also announced today the appointment of John E. Hearn, Jr., as Chief Operating Officer.  Mr. Hearn is one of three founders of ZaZa Energy LLC, the predecessor of ZaZa Energy Corporation, and has served as an executive and director of ZaZa since its combination with Toreador Resources Corporation in February 2012.

“We are pleased to announce these executive appointments,” said Todd A. Brooks, President and Chief Executive Officer.  “The depth of experience both Ian and John bring to the Company will be valuable at this exciting juncture for ZaZa and our stockholders.  ZaZa is well positioned to capitalize on the enormous unrealized potential of our unique asset portfolio, and we welcome the leadership of Ian Fay and John Hearn.”

Mr. Brooks added, “I would like to thank Charles Campise for his hard work in assisting the Company through a unique international energy industry merger.  It has been a pleasure working with Charles and, on behalf of the entire Board and management team, we wish him all the best in his future endeavors.”

In his role as a founding partner at Odin Advisors LLC, Mr. Fay offered clients over nineteen years of mergers and acquisitions experience in the energy and natural resources sectors.  Prior to Odin Advisors, Mr. Fay served as Managing Director and Head of the Energy & Natural Resources Group for the Americas at BNP Paribas, and Managing Director of Mergers and Acquisitions for RBC Capital Markets, concentrating on North American Upstream, MLP and Oil Field Services companies.  Mr. Fay also advised multi-national public and private clients across multiple sectors as Director of Mergers and Acquisitions for UBS Investment Bank.  Mr. Fay is a graduate of the University of North Carolina at Chapel Hill, where he was a Morehead-Cain scholar, and is currently a member of the Board of Visitors.

Prior to ZaZa, Mr. Hearn founded and became President of LARA Energy, Inc. in 1991, where he generated and marketed numerous exploration projects throughout South Texas.  Mr. Hearn first began his career at Texas Oil & Gas (TXO) as a staff Geologist, and then as a member of the Company’s Major Play Exploration Team.   Bringing over thirty years of experience in the analysis of geological and geophysical data in the oil and gas industry, Mr.

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Hearn has managed the technical team and evaluated drilling efforts at ZaZa since the Company’s formation in 2009.  Mr. Hearn received a Bachelor of Science Degree in Geology in 1980 from the University of Houston.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford, Eaglebine and Paris Basin resource plays.  More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  ZaZa intends that all such statements be subject to the “safe-harbor” provisions of those Acts.  Many important risks, factors and conditions may cause ZaZa’s actual results to differ materially from those discussed in any such forward-looking statement.  These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.  The historical results achieved by ZaZa are not necessarily indicative of its future prospects.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Dan Gagnier

Sard Verbinnen & Co.

T: +1 212 687-8080

dgagnier@sardverb.com